GLOBAL TECH INDUSTRIES GROUP, INC.

LETTER OF INTENT

April 12, 2019

Mr. Suneet Singal

First Capital Master Advisor LLC

90 Broad Street, 2nd Floor

New York, NY 10004

Via email: s@firstcapitalre.com

Dear Suneet:

This Letter of Intent (“Letter of Intent”) is made by and between Global Tech Industries Group, Inc. (“GTII”), a publicly traded Nevada corporation and First Capital Master Advisor, LLC (“FCMA”), a Delaware limited liability company, and is to describe, confirm and bind the parties hereto to the principle terms and conditions under which GCA Equity Partners and/or its affiliates which may include one or more special purpose vehicle entities holding various real estate assets , (collectively, “Seller”), shall contribute and/or sell certain real estate assets to GTII (or one of its wholly owned subsidiaries), as set forth in the terms and conditions detailed in Exhibits A & B hereto (the “Transaction”). The Transaction is subject and conditioned upon the terms and conditions of this Letter of Intent, including the execution of mutually acceptable definitive agreements governing the Transaction (the “Definitive Agreements”),in substantially the same form as the Master Agreement Regarding the Contribution of the Real Property Interests dated April 7, 2019, receipt of which is hereby acknowledged by GTII and FCMA and subject to such other customary documentation as may be required for the Transaction contemplated herein.

The parties intend this Letter of Intent to be binding and enforceable, and that it will inure to the benefit of the parties and their respective successors and assigns. It represents a legally binding commitment on the part of the parties with respect to the Transaction, except in the event that certain conditions of the Transaction are not timely performed or there is a breach of this Letter of Intent by any of the parties hereto, or at the election of a party hereto as more fully described in Exhibit A (the “Termination Provisions”). Until such time as it is either replaced by the Definitive Agreements or a Termination Provision is asserted and exercised, this Letter of Intent shall be in full force and effect.

This Letter of Intent may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument.

Any disputes arising from or related to the Letter of Intent or the Termination Provisions will be governed by and construed under and in accordance with the laws of the State of New York and submitted to binding arbitration with the American Arbitration Association, Metro New York following good faith efforts to mediate any such disputes.

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EXHIBIT A

SUMMARY OF THE TERMS OF THE TRANSACTION:

Surviving Company: GTII

Place of Incorporation: Nevada

Stock Exchange: OTC Pink Fully Reporting

Primary Shares Outstanding: Approximately 215,000,000 shares of Common Stock issued at par value $0.001 per share, and outstanding as of the date hereof

Authorized Common Stock: 350,000,000 shares authorized

Authorized Preferred Stock: Preferred Stock, par value $.001, 50,000 authorized, 1,000 issued

Stock Options: None

Warrants: None

ESOP Deferred: None

TRANSACTION:

Subject to legal, tax and accounting structuring to be determined in good faith and in the respective parties mutual best interests, Seller will contribute and/or sell certain real estate assets listed on Exhibit B, or the outstanding equity of special purpose vehicles that own the assets (collectively, the “Assets”), to GTII or a wholly owned seasoned subsidiary of GTII. The Transaction will result in a reverse merger and a change of control of GTII. The name and ticker symbol of GTII may be changed at the election of Seller upon the signing of the Definitive Agreements and the closing (the “Closing”) of the Transaction, to a name and symbol to-be-determined by Seller. Post Transaction GTII, following the Closing, is referred to herein as the “Pro Forma Company”. At the election of Seller, as of or following the Closing, the Pro Forma Company intends to remain incorporated under the laws of the state of Nevada.

NEW CLASSES OF GTII PREFERRED STOCK, REAUTHORIZATION OF SHARES:

Within ten (10) business days of execution of this Letter of Intent, or as soon thereafter as may be practicable, GTII shall create and designate two (2) new classes of Preferred Stock:

(1) Series B: GTII shall authorize the issuance of a series of Preferred Stock consisting of One Thousand (1,000) shares, without par value, to be designated Series B Convertible Preferred Stock (“Series B”). GTII may not issue more than or increase the authorized shares of Series B beyond 1,000 shares. Each share of Series B shall be convertible by its holder into a specific number of GTII Common Stock shares (“New GTII Common”) equal to a market value of $270,000 calculated under the VWAP formula as more fully described herein. The Series B will automatically convert into New GTII Common of the Pro Forma Company upon the anticipated reverse split of GTII Common Stock (“Stock Split”), as more fully described herein, being declared effective by FINRA (“Effective Date”). In the event of any unforeseen instance whereby the Stock Split does not occur the parties may determine another conversion trigger consistent with the terms of this binding Letter of Intent. The Series B and the New GTII Common into which it is converted shall have full voting rights.

(2) Series C: GTII shall authorize the issuance of a series of Preferred Stock consisting of Twelve Thousand Five Hundred (12,500) shares, without par value, to be designated Series C Convertible Preferred Stock (“Series C”). GTII may not issue more than or increase the number of authorized shares of Series C beyond 12,500 shares. Each share of Series C shall be convertible by its holder into a specific number of New GTII Common equal to a market value of $1,000 calculated under the VWAP formula as more fully described herein. The Series C is convertible into New GTII Common of the Pro Forma Company at the election of any holder after issuance up to an outside date of six (6) months after the Closing of the Transaction after which it automatically will convert into New GTII Common. The Series C shall not have any voting rights, but the GTII New Common into which it is converted shall have voting rights.

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Prior to Closing GTII shall amend its Articles of Incorporation to increase its authorized stock to a number of shares sufficient to pay the Consideration of the Transaction contemplated herein.

CONSIDERATION AND PRO FORMA:

Sellers Equity:

The Seller’s Assets are described on Exhibit B attached hereto and made part of this Letter of Intent, or will be identified in writing for inclusion in the Assets prior to the Closing of the Transaction. The Assets being contributed to GTII have or will have at the Closing of the Transaction an aggregate residual value of approximately $450 million. As consideration for the Assets, GTII shall issue to Seller or its designees One Billion Eight Hundred Million (1,800,000,000) shares of GTII pre Stock Split pre Closing Common Stock (“Seller GTII Common Stock”). In addition to the Seller GTII Common Stock, Seller shall receive all of the Series B stock. The aggregate Transaction is valued at approximately $465 million based on the equity value of the Assets (the “FC Asset Value”) and Seller will, at Closing, assign approximately $65 million of debt encumbering the Assets to the Pro Forma Company (see Exhibit B for corresponding estimated values related to those Assets that are identified for the Transaction to date). Seller shall reserve the right to add or subtract particular Assets to be contributed to GTII prior to the execution of the Definitive Agreements, and the FC Asset Value, the resulting equity and the percentage splits will be adjusted accordingly based on the recognized equity value of the final contributed Assets. As a result, Seller will receive a number of shares of GTII Common stock and Series B shares convertible into new GTII Common Stock equal to the FC Asset Value which should be approximately 91% of the post-Closing issued and outstanding GTII Common Stock (“Pro Forma GTII Common Stock”) on a fully-diluted basis, with the number of shares of Seller’s Series B conversions being calculated and derived from a price equal to the 10-day volume-weighted average price of the GTII Common Stock (as per Bloomberg) (the “VWAP Price”) for the 10 trading days immediately preceding the Effective Date of the conversion (“Seller’s Equity”).

The Pro Forma GTII Common Stock shall be duly authorized, validly issued, non-assessable, and free from all liens, taxes and charges. The Pro Forma Company shall have a sufficient number of authorized shares both pre and post Stock Split reserved to fulfill the issuances contemplated by the Transaction. The Pro Forma GTII Common Stock issued to Seller shall be issued with its transferability subject to Rule 144 of the Securities Act of 1933, as amended, and subject to customary restrictions. The Pro Forma Company may elect to register all or some of the Pro Forma GTII Common Stock or Series B or Series C Stock and the new GTII Common Stock into which they are convertible (i.e., registered with the SEC on Form S-4, and/or registered with the SEC on Form S-3), and/or enable their re-sale as Rule 144 SEC eligible shares through a public resale of restricted or control securities so as to facilitate the distribution of such equity to Seller and Seller affiliates. Pro Forma Company shall grant to GTII and any of its shareholders or designees piggyback registration rights on a pro rata basis with Seller shareholders.

GTII Shareholders and Affiliates Equity:

At the Closing Date of the Transaction, as more fully described herein, GTII will have issued up to a maximum of 350,000,000 pre-split Common Stock, to affiliates, advisors, shareholders, officers, board members, consultants and other designees at its sole discretion. In addition, GTII shall issue, at the Closing, all of the Series C to affiliates, vendors, debt holders, advisors, consultants, service providers and other designees convertible into new GTII Common Stock of the Pro Forma Company. The aggregate GTII Equity (“GTII Equity”) shall be comprised of all pre-Closing outstanding and issued GTII Common Stock, excluding only Seller GTII Common Stock, and all Series C. Any issued Series C and GTII Common Stock shall be restricted under Rule 144 subject to registration more fully described herein.

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As a result of the issuance of the Seller Equity, at Closing, the aggregate of the GTII Equity and prior issuance of GTII Common Stock shall equal in the aggregate to 9% of the Pro Forma GTII Common Stock on a fully-diluted basis, with the number of shares of GTII’s Series C conversions being calculated and derived from the 10-day volume-weighted average price of the GTII Common Stock (as per Bloomberg) (the “VWAP Price”) for the 10 trading days immediately preceding the date of the conversion. The resulting equity value to be retained as the GTII Equity at Closing, would approximate $47.5 million of the Pro Forma Company.

For the sake of clarity, fully diluted shares shall include, if any, earn-in shares, escrowed shares, warrants, options, restricted stock units, equity-linked and/or convertible securities in connection with the Transaction.

Notwithstanding any provision contained herein to the contrary and for the avoidance of doubt, any transfer, assignment, sale to conveyance of the GTII Assets shall not relieve, limit, excuse, waive, release and/or terminate the obligations of GTII under this Letter of Intent and the Definitive Agreement(s).

GTII PRE-MERGER ASSETS AND LIABILITIES:

GTII Assets:

On or before the Closing Date, GTII, including its subsidiaries, shall convey and transfer all of its assets (“GTII Assets”) to a designee of its sole choosing. The GTII Assets shall include but not be limited to cash and securities, intellectual property, contracts, accounts receivable, claims, trademarks, domain names, goodwill and other tangible and intangible assets including all those disclosed in GTII’s consolidated financial statements. GTII Assets shall expressly exclude GTII’s name and symbol. GTII’s recipient of the GTII Assets shall indemnify and hold harmless the Pro Forma Company from and against any liabilities connected with the GTII Assets.

GTII Liabilities:

As of the date of this Letter of Intent first above written, GTII will have approximately $5.5 million of debt and miscellaneous liabilities (“GTII Debt”). A non-affiliate (“Agent”) of GTII shall be retained and capitalized with Series C to resolve, settle and pay the GTII Debt. The Agent shall endeavor to resolve all of the GTII Debt by the Closing Date or by another outside date mutually agreed to by the parties (“Outside Debt Date”). In the event that the Agent is unable to fully resolve the GTII Debt and obtain releases by the Outside Debt Date, and the Pro Forma Company assumes any remaining GTII Debt, GTII or its Agent shall return a number of Series C shares to the Pro Forma Company treasury equal to the value of any remaining and unresolved GTII Debt.

STOCK SPLIT AND UPLISTING:

The parties hereto intend to reverse split the Pro Forma Company’s issued and outstanding (and possibly authorized, in its discretion) common stock. As soon as appropriate following the Closing Date, but in no event later than 30 days after the Closing Date, the Pro Forma Company shall file a corporate action with FINRA to change its name, trading symbol and reverse split its common stock. The ratio of the stock split shall be determined by the parties with the goal of achieving an approximate post-split market share price of $10 per share.

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As soon as appropriate after the Closing Date but in no event later than 30 days after the Closing Date, the Pro Forma Company shall apply to be up listed on the NYSE Exchange, NYSE American Exchange, the NASDAQ Capital Market, or the OTCQB Market.

CLOSING DATE:

The parties shall endeavor to draft the Definitive Agreements and complete due diligence in an expeditious fashion. The Closing Date will be on a day mutually determined by the parties in which all of the requirements necessary for this Transaction have been completed and the parties sign the Definitive Agreements (“Closing Date”). In no event, however, shall the Closing Date be later than May 15, 2019 unless extended by mutual agreement of the parties, or in order to complete necessary compliance with all applicable regulatory requirements.

TERMINATION PROVISIONS AND BREAK-UP FEE:

This Letter of Intent is intended to legally bind the parties. It may, however, be terminated by either party upon 30 days prior written notice to the other party, if the parties mutually agree to terminate, if either party becomes aware that the other party has materially breached any representations or covenants in this Agreement, or is unwilling or unable to provide or fulfill any of the conditions to Closing, more fully described herein (“Termination for Cause”). However, if any party terminates this Letter of Intent in bad faith, other than as “Termination for Cause” the terminating party shall be subject to the obligation to pay a $2,000,000 break-up fee (“Breakup Fee”) to the non-terminating party unless the terminating party rescinds such termination within 5 business days following written demand therefore by the non-terminating party or within 5 business days following the effective date for the notice of termination. Either party may pay the Breakup Fee through the issuance of its common or preferred stock with an equivalent market value.

EXCLUSIVITY:

GTII and the Seller agree that during the period beginning on the date of mutual execution of this Letter of Intent until the later of April 30, 2019 or the Closing Date (with such date being subject to a mutually agreed upon execution timetable for the Definitive Agreements (the “Exclusivity Period”), GTII and Seller and/or their affiliates or representatives will not, directly or indirectly, solicit from any third party any offers competitive with this Letter of Intent. GTII may, prior to the Closing, issue shares of its Common Stock for any valid purpose or consideration, so long as GTII and the Pro Forma Company retain sufficient authorized shares of Common Stock to pay the Seller Equity calculated as of the Closing. GTII will immediately notify Seller and Seller will immediately notify GTII if either receive any solicitation or offers competitive with this agreement. As of the date of mutual execution of this Letter of Intent and during the Exclusivity Period, GTII and Seller will suspend any currently existing discussion with all parties other than each other regarding the Transaction.

During the Exclusivity Period, the parties shall use their good faith efforts to finalize and execute the Definitive Agreements, prior to May 15, 2019, and undertake all related activities geared towards the Closing of the Transaction.

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MANAGEMENT OF THE PRO FORMA COMPANY:

Upon the Closing, all current Officers and Directors of GTII and its subsidiaries shall resign except in the event that David Reichmann is the GTII designee pursuant to (i) below. In any event on or before the Closing all of the outstanding Series A Preferred stock of GTII will either be transferred to a designee of Seller or redeemed and cancelled. At Closing, the Board of Directors of the Pro Forma Company shall consist of 3 members:

(i) 1 named by the GTII Board of Directors prior to the Closing and

(ii) 2 named by Seller and appointed by the GTII Board of Directors prior to the Closing subject to the consummation of the Transaction. Such designation of directors shall not be an ongoing nomination right.

And:

(1) The Board of Directors of the Pro Forma Company shall also be comprised of at least two (2) independent members to be selected by the BOD of the Pro Forma Company

Control Vote/Shareholder Approval:

As part of the Definitive Agreements, GTII and the holders of the GTII Equity, will enter into a shareholder voting agreement with Seller committing to deliver approximately 70% of the required number of shares to vote to approve the Transaction and submit the appropriate filings with the SEC.

External Advisor Management Agreement:

An external advisor (the “External Advisor”), which will be owned a 100% by FCMA, is to be formed to provide Asset Investment Advisory, Asset Management, Property Management, Acquisitions, Dispositions, Land Development, Entitlement Work, and Construction Services to the Pro Forma Company and its internal management, and GTII’s CEO will enter into a Management Agreement with the Pro Forma Company, to be agreed upon prior to the Closing of the Transaction.

INDEMNIFICATIONS:

GTII agrees to indemnify, defend and hold harmless Seller, its officers, directors, stockholders, lenders and affiliates, and, Seller agrees to indemnify, defend and hold harmless GTII, its officers, directors, stockholders, lenders and affiliates from any third party claims by or liabilities to such third parties, including any actual and reasonable legal or other expenses incurred in connection with the defense of such claims to the extent that such claims are the direct result from any breach or failure of the parties in connection with the Letter of Intent and the Transaction; provided however, that any such breach and failure shall be subject a notice and cure period of not less than ten (10) business days.

REPRESENTATIONS AND WARRANTIES:

The Definitive Agreements will contain all customary representations and warranties of the parties.

CONDITIONS OF CLOSING:

Closing the Transaction is subject to the following:

(i) Completion by each party and its advisor (to each party’s satisfaction) of all business, tax, accounting, legal and other due diligence reviews (including GTII’s financial statements after 12/31/18 that have been publicly filed, and Seller’s audits and financial statements ) of the other party (in parallel with the preparation and drafting of the Definitive Agreements);

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(ii) INTENTIONALLY OMITTED

(iii) GTII or Seller shall not have incurred any material obligations (other than in the normal course of business and/or in connection with the Transaction) following the execution of this Letter of Intent that will survive the Closing that would prevent the parties from realizing the benefits of the Transaction as described in the Letter of Intent and/or the Definitive Agreement(s);

(iv) Preparation by Seller’s counsel of all non-SEC corporate and governance documents that may be reasonably required by Seller to support the Transaction, including a revised charter, bylaw changes or other amendments that may be necessary;

(v) The negotiation, preparation and execution of the Definitive Agreements memorializing the terms hereof;

(vi) There shall be no material adverse change in GTII’s or Seller’s business or financial condition and no material adverse change to the Assets (other than that which has been previously disclosed in GTII’s or Seller’s filings with the SEC) that would prevent the parties from realizing the benefits of the Transaction as described in the Definitive Agreement(s);

(vii) The representations and warranties of both parties being true and correct at signing as of the Closing Date;

(viii) Receipt of all governmental, regulatory and third-party requisite approvals and consents, including the completion of any required SEC process, and the required approval of each party’s stockholders as necessary, in a form reasonably satisfactory to the other party (consideration to be given to a joint proxy statement if Seller stockholder approval is required);

(ix) The terms and conditions of the Transaction must be approved by the Board of Directors of GTII and Seller;

(x) Both parties shall have procured appropriate valuations through any of the following: Fairness Opinion, Third Party Appraisals or Due Diligence Feasibility and Analysis Write Up prepared by experienced industry veteran or Company and PCAOB audited financial statements suitable for inclusion in any proxy statements or other SEC filings in connection with the Transaction and with respect to GTII submission of a PCAOB audit is deemed sufficient for this purpose; and

(xi) Such additional terms as are consistent with the above as agreed between the parties.

CONFIRMATORY DUE DILIGENCE:

Both parties will use their diligent best efforts to assist and cooperate fully with each other, and their auditors and advisors to support due diligence efforts and to satisfy the conditions of Closing. Both parties may conduct due diligence, including conversations with management of Seller and GTII.

Each party and its employees, officers, directors, advisors, legal counsel, accountants, agents and representatives (the “Representatives”) will extend their full cooperation to either party’s Representatives in connection with such investigation and will provide either party’s Representatives with full access during normal business hours to the other party’s books and records, facilities, accountants, management, officers, directors and key employees for the purpose of conducting such due diligence investigation.

CONFIDENTIALITY AND PUBLICITY AND EXPENSES:

The parties to this Letter of Intent acknowledge and agree that the existence and terms of this Letter of Intent and the Transaction are confidential and further agree that they and their respective Representatives, including without limitation, shareholders, directors, officers, employees or advisors, shall not disclose to the public or to any third party the existence or terms of this Letter of Intent or the Transaction other than with the express prior written consent of the other party, except as may be required by applicable law, rule or regulation, or at the request of any governmental, judicial, regulatory or supervisory authority having jurisdiction over a party or any of its representatives, control persons or affiliates (including, without limitation, the rules or regulations of the SEC or FINRA), or as may be required to defend any action brought against such party in connection with the Transaction. If a party is so required to make such a disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that the disclosure is required, and the time and place that the disclosure will be made. In such event, the parties will work together to draft a disclosure which is acceptable to both parties. The parties acknowledge and agree that the provisions of the Confidentiality Agreement dated February 15, 2019 between the parties remain in full force and effect.

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EXPENSES:

All expenses incurred for the Transaction by GTII or Seller separately, inclusive of the drafting of the Definitive Agreements, prior to the Closing Date will be borne and paid by GTII and Seller separately, however, any and all fees, expenses and costs incurred after the Closing Date shall be assumed and paid by the Pro Forma Company.

NOTICES:

All notice in connection with this Letter of Intent shall be made to the parties via email, facsimile or Express Mail at the addresses above and below.

If you are in agreement with the terms of this Letter of Intent agreement, please sign in the space provided below and return a signed copy to Mark Richardson at markr@richardson-law.com, Tom Coleman, and the undersigned at:david@gtii-us.com by the close of business on April 12th, 2019. Upon receipt of a signed copy of this Letter of Intent, we will proceed with our plans for Closing the Transaction in a timely manner.

Sincerely,

David Reichman, CEO

Global Tech Industries Group, Inc.

/s/ David Reichman
Agreed to and Accepted for Buyer

/s/ Suneet Singal
By:	Suneet Singal,
Chief Executive Officer

/s/ Chuck Tralka
Agreed to Accepted for GCA Equity Partners
By:	Chuck Tralka
Member, Authorized Signer

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EXHIBIT B

SELLER ASSETS

Asset Name	Asset Type	Residual Value Asset Value	Debt	Equity
Valley Center	Single/Multi Family Residential & Commercial Lots	112,000,000	12,850,000	99,150,000
Massey Oaks	Single/Multi Family Residential Lots	177,870,568		177,870,568
Bradshaw	Single Family Residential	26,917,718		26,917,718
Coastal Palms	Senior Living	14,681,045		14,681,045
Hedge	Single Family Residential	3,403,371		3,403,371
ICF Green	High End Single Family Residential	1,921,098		1,921,098
Loki Court	Condos	17,156,921		17,156,921
Portofino	Single Family Residential	1,795,034		1,795,034
Rosenberg	Single Family Residential Lots	24,366,653		24,366,653
Woodland 88	Single Family Residential	50,471,613		50,471,613
Yanni Palms	Single Family Residential Lots	1,647,855		1,647,855

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